Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-219523) and in the related Prospectus of Graphic Packaging Holding Company and in the Registration Statements (Form S-8 No. 333-234291 and No. 333-197677) of Graphic Packaging Holding Company of our reports dated February 10, 2020, with respect to the consolidated financial statements of Graphic Packaging Holding Company, and the effectiveness of internal control over financial reporting of Graphic Packaging Holding Company, included in this Annual Report (Form 10-K) for the year ended December 31, 2019.

               /s/ Ernst & Young LLP

Atlanta, Georgia
February 10, 2020